Exhibit 99.1

Priceline.com Reports Financial Results for 1st Quarter 2010

    NORWALK, Conn., May 10, 2010 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 1st quarter 2010. Gross travel bookings for the 1st quarter, which refers to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers, were $3.0 billion, an increase of 52.5% over a year ago.

Priceline.com had revenues in the 1st quarter of $584.4 million, a 26.5% increase over a year ago. The Company’s international operations contributed revenues in the 1st quarter of $215.8 million, an 88.2% increase versus a year ago (approximately 79% on a local currency basis). Priceline.com’s gross profit for the 1st quarter was $319.1 million, a 53.2% increase from the prior year. The Company’s international operations contributed gross profit in the 1st quarter of $214.9 million, an 88.8% increase versus a year ago (approximately 80% growth on a local currency basis). The Company’s operating income in the 1st quarter 2010 was $87.9 million, a 105.2% increase from the prior year. Priceline.com had GAAP net income for the 1st quarter of $53.9 million or $1.06 per diluted share, which compares to $25.0 million or $0.53 per diluted share in the same period a year ago.

Pro forma EBITDA for the 1st quarter was $111.7 million, an increase of 75.3% over the prior year.  Pro forma net income in the 1st quarter was $87.2 million or $1.70 per diluted share, compared to $1.09 per share a year ago.  The high end of priceline.com’s guidance for the 1st quarter was $1.64 per diluted share and First Call analyst consensus for the 1st quarter 2010 was $1.66 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

“The Company’s worldwide businesses were able to maintain gross booking growth over 50% in the 1st quarter, powered by strong growth in hotel room nights, which increased 57% over last year,” said Jeffery H. Boyd, priceline’s President and CEO.  “We believe all of our brands continued to gain share in hotel reservations during the quarter.  International local currency bookings growth was 73%, representing continued high rates of transaction growth and stabilizing hotel room rates.  Domestic growth at 16% came in at the high end of our range of guidance despite weaker results in opaque airline tickets and rental cars tied to reduced capacity in those markets.”

Looking forward, Mr. Boyd said, “We are pleased with the strong growth reflected in our 2nd quarter guidance despite the impact of several negative external factors. The Iceland volcano caused widespread disruptions in air travel which resulted in a significant increase in hotel room cancellations for our Booking.com business.  Civil unrest in Thailand has substantially impacted hotel room reservations in Thailand, which is a key market for Agoda and Booking.com’s Asia business.  Lastly, sovereign debt concerns in Europe have resulted in a significant decline in the value of the Euro as compared to the U.S. dollar which adversely impacts our financial results as expressed in U.S. dollars.”

 “These external factors notwithstanding, we are pleased to see some improvement in hotel occupancy and average daily rates which are hopefully signs of improved consumer demand as we enter the summer travel season.  We continue to focus on growing our global hotel business by expanding into attractive geographic markets, adding hotel supply and integrating supply across our businesses. We also concentrate on effective marketing to build our brands while continuously improving our service to customers by adding content and innovative functionality.  We believe the company’s worldwide hotel platform is well-positioned to build share in global online hotel reservations.”

Priceline.com said it was targeting the following for 2nd quarter 2010:

•                  Year-over-year increase in total gross travel bookings of approximately 32.5% - 37.5%.

•                  Year-over-year increase in international gross travel bookings of approximately 45% - 50% (an increase of approximately 55% - 60% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 15% - 20%.

•                  Year-over-year increase in revenue of approximately 18% - 23%.

•                  Year-over-year increase in gross profit of approximately 34% - 39%.

•                  Pro forma EBITDA of approximately $170 million to $180 million.

•                  Pro forma net income of between $2.50 and $2.70 per diluted share.

The Company estimated that its range of guidance for the 2nd quarter included a reduction in targeted pro forma EBITDA of approximately $10 million resulting from cancellations, no shows and other related costs caused by the Iceland volcano eruption in April.  The Company noted that ongoing or future air space closures and travel disruptions tied to the volcano eruption in Iceland could adversely affect the Company’s results for the second quarter of 2010 and cause negative variances to the above guidance. The Company also reiterated its expectation that gross travel bookings growth rates would decline in the second half of 2010 as it compares to periods of relatively stronger business performance in the 2nd half of 2009.

Pro forma guidance for the 2nd quarter 2010:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on early debt extinguishment, if any, related to cash settled convertible debt,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the pro forma adjustments,

•                  excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP net income by approximately $75 million in the 2nd quarter 2010.  In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $34 million in the 2nd quarter 2010. On a per share basis, the Company estimates GAAP net income of approximately $1.87 to $2.07 per diluted share for the 2nd quarter 2010.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Company’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Company’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

• legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, income taxes and the pro forma adjustments relating to stock-based compensation expense, gains and losses on early debt extinguishment and charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Interest expense related to the amortization of debt discount and gains or losses on early debt extinguishment related to convertible debt are excluded because they are non-cash in nature.

•                  Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.

•                  For calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” which increases the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 34 languages in over 94 countries in Europe, North America, Asia, the Middle East and Africa. Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service. Priceline.com believes that Booking.com is Europe’s largest and fastest growing online hotel reservation service. Booking.com operates in 81 countries in 31 languages and offers its customers access to approximately 86,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also licenses its business model to independent licensees.

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$348,775	$202,141
Restricted cash	1,335	1,319
Short-term investments	886,893	598,014
Accounts receivable, net of allowance for doubtful accounts of $4,564 and $5,023, respectively	132,497	118,659
Prepaid expenses and other current assets	42,783	36,828
Deferred income taxes	64,318	65,980
Total current assets	1,476,601	1,022,941

Property and equipment, net	30,816	30,489
Intangible assets, net	156,832	172,080
Goodwill	333,531	350,630
Deferred income taxes	189,474	253,700
Other assets	14,307	4,384

Total assets	$2,201,561	$1,834,224

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,256	$60,568
Accrued expenses and other current liabilities	118,861	127,561
Deferred merchant bookings	71,146	60,758
Convertible debt	78,329	159,878
Total current liabilities	343,592	408,765

Deferred taxes	36,016	43,793
Other long-term liabilities	25,201	24,052
Convertible debt	460,978	—
Total liabilities	865,787	476,610

Convertible debt	19,146	35,985

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 54,806,540 and 52,446,173 shares issued, respectively	424	405
Treasury stock, 7,375,318 and 6,685,119 shares, respectively	(629,902)	(510,970)
Additional paid-in capital	2,394,672	2,289,867
Accumulated deficit	(400,798)	(454,673)
Accumulated other comprehensive loss	(47,768)	(3,000)
Total stockholders’ equity	1,316,628	1,321,629

Total liabilities and stockholders’ equity	$2,201,561	$1,834,224

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Merchant revenues	$368,265	$337,034
Agency revenues	213,242	120,225
Other revenues	2,887	4,799
Total revenues	584,394	462,058

Cost of revenues	265,278	253,728

Gross profit	319,116	208,330

Operating expenses:
Advertising - Offline	11,788	10,766
Advertising - Online	113,109	68,117
Sales and marketing	24,113	18,419
Personnel, including stock-based compensation of $11,909 and $10,593, respectively	49,777	39,510
General and administrative	18,033	14,788
Information technology	4,608	4,527
Depreciation and amortization	9,779	9,361

Total operating expenses	231,207	165,488

Operating income	87,909	42,842

Other income (expense):
Interest income	855	741
Interest expense	(4,806)	(6,805)
Foreign currency transactions and other	(3,130)	3,817
Total other income (expense)	(7,081)	(2,247)

Earnings before income taxes and equity in loss of investees	80,828	40,595
Income tax expense	(26,953)	(15,541)
Equity in loss of investees	—	(31)
Net income	$53,875	$25,023

Net income per basic common share	$1.16	$0.61

Weighted average number of basic common shares outstanding	46,309	41,004

Net income per diluted common share	$1.06	$0.53

Weighted average number of diluted common shares outstanding	50,862	47,013

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$53,875	$25,023

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,969	3,453
Amortization	5,810	5,908
Provision for uncollectible accounts, net	1,784	1,062
Deferred income taxes	11,426	9,035
Stock-based compensation expense	11,909	10,593
Amortization of debt issuance costs	907	516
Amortization of debt discount	3,274	5,197
Loss (gain) on early extinguishment of debt	5,251	(2,870)
Equity in loss of investees	—	31
Changes in assets and liabilities:
Accounts receivable	(20,223)	(15,930)
Prepaid expenses and other current assets	1,893	(167)
Accounts payable, accrued expenses and other current liabilities	23,711	32,011
Other	1,111	302
Net cash provided by operating activities	104,697	74,164
INVESTING ACTIVITIES:
Purchase of investments	(526,493)	(139,453)
Maturity of investments	212,674	31,202
Additions to property and equipment	(4,831)	(3,091)
Acquisitions and other equity investments, net of cash acquired	(2,500)	—
Realized gain on foreign currency forward contracts	9,707	—
Change in restricted cash	(31)	959
Net cash used in investing activities	(311,474)	(110,383)
FINANCING ACTIVITIES:
Proceeds from issuance of convertible senior notes	575,000	—
Payments related to conversion of convertible senior notes	(98,388)	(20,505)
Repurchase of common stock	(118,932)	(13,107)
Proceeds from exercise of stock options	12,597	1,202
Payment of debt issuance costs	(12,938)	—
Excess tax benefit from stock-based compensation	1,656	1,277
Net cash provided by (used in) financing activities	358,995	(31,133)
Effect of exchange rate changes on cash and cash equivalents	(5,584)	(5,938)
Net increase/(decrease) in cash and cash equivalents	146,634	(73,290)
Cash and cash equivalents, beginning of period	202,141	364,550
Cash and cash equivalents, end of period	$348,775	$291,260

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$15,933	$8,159
Cash paid during the period for interest	$751	$2,150

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(In thousands, except per share data)

		Three Months Ended March 31,
		2010	2009
RECONCILIATION OF GAAP NET INCOME TO PRO FORMA EBITDA

	GAAP Net income	$53,875	$25,023

(a)	Stock-based compensation	11,909	10,593
(b)	Depreciation and amortization	9,779	9,361
(c)	Interest income	(855)	(741)
(c)	Interest expense	4,806	6,805
(d)	Loss (gain) on early extinguishment of debt	5,251	(2,870)
(e)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	26,953	15,541
(f)	Equity in loss of investees	—	31

	Pro Forma EBITDA	$111,718	$63,743

		Three Months Ended March 31,
		2010	2009
RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

	GAAP Net income	$53,875	$25,023

(a)	Stock-based compensation	11,909	10,593
(d)	Debt discount amortization related to convertible debt	3,274	5,197
(d)	Loss (gain) on early extinguishment of debt	5,251	(2,870)
(e)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	7,130	7,432
(g)	Amortization of acquired intangible assets in depreciation and amortization	5,797	5,905

	Pro Forma Net income	$87,236	$51,280

		Three Months Ended March 31,
		2010	2009
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME PER DILUTED COMMON SHARE

	GAAP weighted average number of diluted common shares outstanding	50,862	47,013

(h)	Adjustment for Conversion Spread Hedges	(159)	(964)
(i)	Adjustment for restricted stock, restricted stock units and performance units	690	1,128

	Pro Forma weighted average number of diluted common shares outstanding	51,393	47,177

	Net income per diluted common share:
	GAAP	$1.06	$0.53

	Pro Forma	$1.70	$1.09

(a)	Stock-based compensation is recorded in Personnel expense.
(b)	Depreciation and amortization are excluded from Net income to calculate EBITDA.
(c)	Interest income and interest expense are excluded from Net income to calculate EBITDA.
(d)

Non-cash interest expense related to the amortization of debt discount and loss (gain) on early debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.

(e)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes and are recorded in Income tax expense.
(f)	Equity in loss of investees is excluded from Net income to calculate EBITDA.
(g)	Amortization of acquired intangible assets is recorded in depreciation and amortization.
(h)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(i)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10

Domestic	$525,571	$720,968	$872,284	$799,578	$688,923	$851,157	$964,464	$998,715	$830,983	$989,350
International**	679,760	1,037,644	1,237,681	1,250,850	792,190	1,092,427	1,414,714	1,724,131	$1,433,471	$1,975,345
Total	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454	$2,964,695

Agency	$912,698	$1,370,119	$1,656,775	$1,603,693	$1,108,024	$1,469,956	$1,824,618	$2,130,571	$1,766,295	$2,373,565
Merchant**	292,633	388,493	453,190	446,734	373,089	473,628	554,560	592,275	$498,159	$591,130
Total	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454	$2,964,695

Year/Year Growth
Domestic	24.2%	50.6%	59.2%	32.8%	31.1%	18.1%	10.6%	24.9%	20.6%	16.2%
International	113.0%	99.7%	80.1%	58.6%	16.5%	5.3%	14.3%	37.8%	81.0%	80.8%
excluding F/X impact	89.9%	75.0%	55.8%	44.7%	27.6%	23.5%	32.4%	48.5%	69.5%	72.8%

Agency	85.9%	92.8%	80.2%	53.8%	21.4%	7.3%	10.1%	32.9%	59.4%	61.5%
Merchant	16.4%	34.9%	43.6%	28.3%	27.5%	21.9%	22.4%	32.6%	33.5%	24.8%

Total	62.4%	76.1%	70.9%	47.4%	22.9%	10.5%	12.8%	32.8%	52.9%	52.5%

Units Sold	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10

Hotel Room-Nights	6,616	9,375	10,879	11,434	9,126	12,785	15,665	17,869	14,593	20,042
Year/Year Growth	55.1%	57.4%	50.2%	43.6%	38.0%	36.4%	44.0%	56.3%	59.9%	56.8%

Rental Car Days	2,002	2,612	2,815	2,333	2,224	3,014	3,237	2,604	2,370	2,986
Year/Year Growth	11.9%	30.4%	23.6%	-0.2%	11.1%	15.4%	15.0%	11.6%	6.6%	-0.9%

Airline Tickets	790	1,169	1,362	1,186	1,135	1,496	1,551	1,544	1,318	1,538
Year/Year Growth	34.4%	83.0%	98.2%	44.8%	43.7%	28.0%	13.9%	30.2%	16.2%	2.8%

	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10

Revenue	$334,853	$403,180	$513,976	$561,609	$406,041	$462,058	$603,741	$730,660	$541,753	$584,394
Year/Year Growth	28.8%	33.8%	44.4%	34.6%	21.3%	14.6%	17.5%	30.1%	33.4%	26.5%

Gross Profit	$160,152	$181,103	$253,725	$316,078	$205,065	$208,330	$305,238	$434,006	$313,189	$319,116
Year/Year Growth	60.9%	51.3%	61.4%	56.2%	28.0%	15.0%	20.3%	37.3%	52.7%	53.2%

Gross Bookings represent the total dollar value of travel booked, generally inclusive of taxes and fees.

** Includes $37.5 million, $32.4 million, $24.2 million, $24.6 million and $13.4 million of Agoda gross bookings in 4Q08, 3Q08, 2Q08, 1Q08 and 4Q07, respectively since acquisition on November 6, 2007.